(d)(2)(vi)

January 8, 2013

Ms. Carrie Meyer

Director, Financial Institutions Group

UBS Global Asset Management (Americas) Inc.

One North Wacker Drive

Chicago, IL 60606

Dear Ms. Meyer:

On Thursday, September 6, 2012, the Board of Directors (the “Board”) of ING Partners, Inc. approved the merger of ING UBS U.S. Large Cap Equity Portfolio (the “Fund”) with and into ING Growth and Income Portfolio, a series of ING Variable Funds.  Thus, if shareholders of the Fund approve the merger, the Sub-Advisory Agreement with UBS Global Asset Management (Americas) Inc. (the “Agreement”) will terminate in accordance with Section 13 of the Agreement, effective at the close of business on March 8, 2013.

In the interim, we will be contacting you to facilitate a smooth transition.  I know we can count on your cooperation in this regard.

Very truly yours,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Partners, Inc.